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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2020
FINANCIAL RESULTS
Fourth Quarter 2020:
•Sales of $289 million, down 22% versus prior year period; Organic Sales down 21%
•Operating Margin of 11.3%; Adjusted Operating Margin of 11.4%, down 580 bps
•GAAP EPS of $0.35; Adjusted EPS of $0.36, down 58% versus prior year period
Full Year 2020:
•Sales of $1,124 million, down 25% from 2019; Organic Sales down 22%
•Operating Margin of 11.0%; Adjusted Operating Margin of 12.8%, down 360 bps
•GAAP EPS of $1.24; Adjusted EPS of $1.64, down 49% from 2019
2021 Outlook:
•2021 Organic Sales Growth of +6% to +8%
•2021 Adjusted EPS of $1.65 to $1.90; Approximately Flat to Up 16% from 2020 Adjusted EPS of $1.64

BRISTOL, Conn., February 19, 2021 — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the fourth quarter and full year 2020.
“Barnes Group delivered sequentially improved financial results in the fourth quarter and exceeded the high-end of our adjusted EPS outlook. After the historic disruption of business brought on by the global COVID-19 pandemic, the Company’s cost management and cash generation focus of 2020 is shifting to restarting our growth engine, as Industrial end markets are improving and Aerospace end markets are beginning to stabilize,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “While continuing impacts of the pandemic remain and will be managed, our 2021 focus has returned to growth, with an emphasis on driving innovation and digital initiatives across the organization,” added Dempsey. “We envision elevated investment in these initiatives as we position the Company to best leverage the future economic recovery.”

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Fourth Quarter 2020 Highlights
Fourth quarter 2020 net sales of $289 million were down 22% from $370 million in the prior year period, with organic sales (1) declining 21% primarily driven by the ongoing impacts of the global pandemic on the Company’s end markets. Divested Seeger sales had a negative impact of 3%, while foreign exchange had a positive impact of 3%. Since the sales low point of the second quarter, the Company has now delivered two consecutive quarters of sequential revenue improvement, with fourth quarter net sales increasing 7% from the third quarter. Operating income was $32.7 million versus $61.3 million a year ago. Operating margin decreased 520 bps to 11.3%. Excluding an aggregate $0.2 million of restructuring charges and Seeger divestiture adjustments, adjusted operating income was $32.9 million and adjusted operating margin was 11.4%, down 580 bps from last year.
Net income for the fourth quarter was $17.7 million, or $0.35 per diluted share, compared to $41.0 million, or $0.80 per diluted share, a year ago. On an adjusted basis, net income per share of $0.36 was down 58% from $0.86 a year ago. Adjusted net income per diluted share in the fourth quarter of 2020 excludes $0.01 of restructuring costs and Seeger divestiture adjustments. Fourth quarter 2019 adjusted net income per share excludes a $0.05 benefit related to the finalization of Gimatic short-term purchase accounting in our Industrial Segment and excludes an $0.11 non-cash impairment charge related to the disposition of the Seeger business.
Full Year 2020 Highlights
For the full year 2020, Barnes Group produced net sales of $1,124 million, down 25% from $1,491 million in the prior year. Full year organic sales were down 22%. Divested Seeger sales had a negative impact of 3%, while foreign exchange had a positive impact of 1%. Operating income was $123.4 million versus $236.4 million a year ago, while operating margin decreased 490 bps to 11.0%. On an adjusted basis, operating income was $144.0 million this year versus $244.1 million last year, a decrease of 41%. Adjusted operating margin was 12.8%, down 360 bps from 16.4% in the prior year.
Interest expense for 2020 was $15.9 million, a decrease of $4.7 million from the prior year due to lower average borrowings and the benefit of a lower average interest rate.
Other expense was $5.9 million compared to $9.0 million a year ago, primarily as a result of lower foreign exchange losses, offset in part by unfavorable pension expense.
The Company’s effective tax rate in 2020 was 37.6% compared with 23.4% last year with the increase largely due to a decrease in earnings in jurisdictions with lower rates, the recognition of tax expense related to the completed sale of the Seeger business during the first quarter of 2020, the impact of the global intangible low-taxed income tax on foreign earnings in the U.S. and excess tax charges related to stock awards granted in prior years.
Net income for the year was $63.4 million, or $1.24 per diluted share, compared to $158.4 million, or $3.07 per diluted share, a year ago. On an adjusted basis, 2020 net income per share was $1.64, down 49% from $3.21 in 2019. Adjusted net income per share for 2020 excludes $0.27 of restructuring costs and $0.13 of Seeger divestiture adjustments. For 2019, adjusted net income per share excludes $0.03 of Gimatic short-term purchase accounting adjustments and an $0.11 non-cash impairment charge related to the disposition of the Seeger business.

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2020 full year cash provided by operating activities was $215.5 million versus $248.3 million in the prior year period. Free cash flow was $174.8 million compared to $195.0 million last year. Capital expenditures were $40.7 million, down $12.6 million from a year ago.

Segment Performance and End Market Outlook

Industrial
Fourth quarter sales were $209.1 million, down 9% from $230.9 million in the prior year period. Organic sales decreased 8% primarily related to a significant volume decrease caused by the continuing impacts of the COVID-19 pandemic on automotive and industrial end markets. Divested Seeger revenues of $12.6 million had a negative impact of 5%, while favorable foreign exchange increased sales by $10.2 million, or 4%. On a sequential basis, total Industrial sales increased 6% from the third quarter of 2020.

Operating profit in the fourth quarter was $24.5 million, down 19% from $30.2 million in the prior year period. The decrease was driven by lower sales volumes, partially offset by cost initiatives such as workforce reductions, temporary compensation cuts, and discretionary expense curtailments. Operating margin was 11.7%, down 140 bps from a year ago. Excluding an aggregate $0.2 million of restructuring charges and Seeger divestiture adjustments, adjusted operating profit of $24.7 million was down 24% from last year’s adjusted operating profit of $32.5 million. Adjusted operating margin of 11.8% was down 230 bps from a year ago.

During the fourth quarter, manufacturing PMIs in our major geographic regions remained solid and our Industrial organic orders growth of 10% over the prior year period reflected such strength. Although the global pandemic will continue to impact our expectations for our Industrial businesses, we anticipate 2021 to show continued progress along a recovery path in both sales and operating margin.
Industrial’s full year 2020 sales were $770.1 million, down 18% from $938.5 million a year ago. Organic sales were down 14%. The Seeger divestiture had an unfavorable sales impact of 5%, while favorable foreign exchange had a positive impact of 1%. Full year operating profit of $66.6 million was down 42% from $114.0 million in the prior year. On an adjusted basis, operating profit was $85.0 million for 2020 versus $121.6 million a year ago, a decrease of 30%. Adjusted operating margin was 11.0%, down 200 bps from 2019.

Aerospace
Fourth quarter sales were $80.0 million, down 43% from $139.3 million last year as the COVID-19 pandemic continues to impact global aerospace end markets. Aerospace original equipment manufacturing (“OEM”) sales decreased 39% while aftermarket sales decreased 49%. On a sequential basis, Aerospace sales increased 11% from the third quarter of 2020.

Operating profit was $8.2 million, down 74% from $31.1 million in the prior year period, reflecting the impact of lower sales volumes. Operating margin was 10.2% versus 22.3% a year ago.

For the fourth quarter, global aerospace end markets remained under considerable strain driven by the pandemic. We continue to anticipate that our OEM business will see muted demand for its manufactured components as aircraft production rates at Boeing and Airbus have been reduced. In the aerospace aftermarket, lingering declines in aircraft utilization and diminished airline profitability will negatively impact our business.

Full year 2020 Aerospace sales were $354.3 million, down 36% from a record $552.6 million last year. Operating profit was $56.8 million, down 54% from last year’s record $122.5 million. Operating margin was 16.0% versus 22.2% last year. On an adjusted basis, which excludes $2.3 million in 2020

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restructuring charges, adjusted operating profit was $59.0 million and adjusted operating margin was 16.7%.

Aerospace OEM backlog ended the year at $572 million, up 7% from September 2020. The Company expects to ship approximately 45% of this backlog over the next 12 months.

Balance Sheet and Liquidity

Barnes Group’s balance sheet remains well-positioned with sufficient liquidity to fund operations. The Company has liquidity of $79 million in cash and $406 million available under the revolving credit facility, subject to covenants which would have allowed $162 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 3.0 times at year end. The Company is in full compliance with all covenants under its amended credit agreements.

2021 Outlook

Barnes Group expects 2021 organic sales to be up 6% to 8%. Foreign exchange is anticipated to have a minimal impact on 2021 sales. Adjusted operating margin is forecasted to be in the range of 12.0% to 14.0%. Adjusted earnings per share are expected to be in the range of $1.65 to $1.90, approximately flat to up 16% from 2020’s adjusted earnings per share of $1.64. Adjusted earnings per share for 2021 are anticipated to exclude $0.02 related to residual restructuring charges for previously announced actions. Further, the Company forecasts capital expenditures of approximately $55 million and cash conversion of greater than 100% of net income. The effective tax rate for 2021 is expected to be approximately 30%.
“Although 2020 presented unprecedented business challenges, swift actions including cost management allowed Barnes Group to generate strong cash flow and remain in a solid financial position. We continue to invest in our businesses, positioning the Company for the anticipated recovery of our end markets. As 2021 unfolds, we anticipate organic revenue growth to return for our Industrial business, while Aerospace is expected to remain pressured. As sales volume returns, we expect margin leverage to follow,” said Marian Acker, Vice President, Controller and Interim Chief Financial Officer, Barnes Group Inc.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2020 results at 8:30 a.m. ET today, February 19, 2021. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 4892667. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 19, 2021 until 11:59 p.m. (ET) on Friday, February 26, 2021, by dialing (416) 621-4642; Conference ID 4892667.

Note:
(1) Organic sales decline represents the total reported sales decrease within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-

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reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. The skilled and dedicated employees of Barnes Group around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. Barnes Group is committed to corporate accountability and furthering environmental, social and governance principles as evidenced by our listing as one of America’s Most Responsible Companies by Newsweek. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the impacts of the COVID-19 pandemic on our business, including on demand, supply chains, operations and our ability to maintain sufficient liquidity throughout the unknown duration and severity of the pandemic; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions, including actions previously announced by the Company; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; the continuing impact of prior acquisitions and divestitures; integration of acquired businesses; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, social, economic, business, competitive, environmental, regulatory and public health nature (including the COVID-19 pandemic); and other risks and uncertainties described in this Annual Report. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net sales	$289,125	$370,171	(21.9)	$1,124,391	$1,491,118	(24.6)

Cost of sales	189,024	226,784	(16.7)	721,238	944,154	(23.6)
Selling and administrative expenses	67,403	82,131	(17.9)	279,783	310,516	(9.9)
	256,427	308,915	(17.0)	1,001,021	1,254,670	(20.2)
Operating income	32,698	61,256	(46.6)	123,370	236,448	(47.8)

Operating margin	11.3%	16.5%		11.0%	15.9%

Interest expense	4,021	4,774	(15.8)	15,944	20,629	(22.7)
Other expense (income), net	3,230	2,932	10.2	5,931	8,975	(33.9)
Income before income taxes	25,447	53,550	(52.5)	101,495	206,844	(50.9)
Income taxes	7,730	12,577	(38.5)	38,120	48,494	(21.4)
Net income	$17,717	$40,973	(56.8)	$63,375	$158,350	(60.0)

Common dividends	$8,100	$8,130	(0.4)	$32,402	$32,544	(0.4)

Per common share:
Net income:
Basic	$0.35	$0.80	(56.3)	$1.25	$3.09	(59.5)
Diluted	0.35	0.80	(56.3)	1.24	3.07	(59.6)
Dividends	0.16	0.16	—	0.64	0.64	—

Weighted average common shares outstanding:
Basic	50,865,216	51,025,733	(0.3)	50,880,846	51,213,518	(0.6)
Diluted	51,021,633	51,379,008	(0.7)	51,097,586	51,633,169	(1.0)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2020	2019	% Change		2020	2019	% Change
Net sales
Industrial	$209,080	$230,913	(9.5)		$770,127	$938,507	(17.9)
Aerospace	80,045	139,258	(42.5)		354,272	552,611	(35.9)
Intersegment sales	—	—			(8)	—
Total net sales	$289,125	$370,171	(21.9)		$1,124,391	$1,491,118	(24.6)

Operating profit
Industrial	$24,519	$30,177	(18.7)		$66,582	$113,968	(41.6)
Aerospace	8,179	31,079	(73.7)		56,788	122,480	(53.6)
Total operating profit	$32,698	$61,256	(46.6)		$123,370	$236,448	(47.8)

Operating margin			Change				Change
Industrial	11.7%	13.1%	(140)	bps.	8.6%	12.1%	(350)	bps.
Aerospace	10.2%	22.3%	(1,210)	bps.	16.0%	22.2%	(620)	bps.
Total operating margin	11.3%	16.5%	(520)	bps.	11.0%	15.9%	(490)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$79,145	$93,805
Accounts receivable	251,460	348,974
Inventories	238,008	232,706
Prepaid expenses and other current assets	73,732	67,532
Assets held for sale	—	21,373
Total current assets	642,345	764,390

Deferred income taxes	22,092	21,235
Property, plant and equipment, net	370,947	356,603
Goodwill	1,011,580	933,022
Other intangible assets, net	564,132	581,116
Other assets	65,130	53,924
Assets held for sale	—	28,045
Total assets	$2,676,226	$2,738,335

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$2,115	$7,724
Accounts payable	112,428	118,509
Accrued liabilities	178,560	209,992
Long-term debt - current	2,276	2,034
Liabilities held for sale	—	4,616
Total current liabilities	295,379	342,875

Long-term debt	699,868	825,017
Accrued retirement benefits	98,171	93,358
Deferred income taxes	91,668	88,408
Long-term tax liability	59,063	66,012
Other liabilities	49,400	45,148
Liabilities held for sale	—	6,989

Total stockholders' equity	1,382,677	1,270,528
Total liabilities and stockholders' equity	$2,676,226	$2,738,335

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2020	2019
Operating activities:
Net income	$63,375	$158,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,656	99,059
(Gain) loss on disposition of property, plant and equipment	(94)	236
Stock compensation expense	10,300	13,306
Seeger divestiture charges	6,677	—
Non-cash impairment charge related to divestiture	—	5,600
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	107,381	29,212
Inventories	2,147	11,482
Prepaid expenses and other current assets	(5,721)	(10,640)
Accounts payable	(9,968)	(22,546)
Accrued liabilities	(37,430)	2,336
Deferred income taxes	(5,867)	(12,025)
Long-term retirement benefits	(1,418)	(16,233)
Long-term tax liability	(6,949)	(6,949)
Other	5,373	(2,887)
Net cash provided by operating activities	215,462	248,301

Investing activities:
Proceeds from disposition of property, plant and equipment	449	577
Proceeds from the sale of businesses, net of cash sold	36,062	—
Capital expenditures	(40,698)	(53,286)
Business acquisitions, net of cash acquired	—	(6,061)
Other	—	(3,450)
Net cash used by investing activities	(4,187)	(62,220)

Financing activities:
Net change in other borrowings	(5,855)	5,490
Payments on long-term debt	(266,424)	(341,419)
Proceeds from the issuance of long-term debt	98,107	236,552
Proceeds from the issuance of common stock	1,989	5,492
Common stock repurchases	(15,550)	(50,347)
Dividends paid	(32,402)	(32,544)
Withholding taxes paid on stock issuances	(3,368)	(6,059)
Other	3,837	(9,158)
Net cash used by financing activities	(219,666)	(191,993)

Effect of exchange rate changes on cash flows	6,054	(1,002)
Decrease in cash, cash equivalents and restricted cash	(2,337)	(6,914)

Cash, cash equivalents and restricted cash at beginning of year	93,805	100,719
Cash, cash equivalents and restricted cash at end of year	91,468	93,805
Less: Restricted cash, included in Prepaid expenses and other current assets	(4,944)	—
Less: Restricted cash, included in Other assets	(7,379)	—
Cash and cash equivalents at end of year	$79,145	$93,805

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2020	2019
Free cash flow:
Net cash provided by operating activities	$215,462	$248,301
Capital expenditures	(40,698)	(53,286)
Free cash flow (1)	$174,764	$195,015

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	$63,375	$158,350
Seeger divestiture charges	6,677	—
Non-cash impairment charge related to divestiture	—	5,600
Net income (as adjusted) (2)	$70,052	$163,950

Free cash flow to net income cash conversion ratio (as adjusted) (2)	249%	119%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the Seeger divestiture charges from 2020 net income and the non-cash impairment charge related to the divestiture of the Seeger business from 2019 net income.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2020	2019	% Change		2020	2019	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$24,519	$30,177	(18.7)		$66,582	$113,968	(41.6)
Restructuring/reduction in force charges	141	—			15,907	—
Gimatic short-term purchase accounting adjustments	—	(3,313)			—	2,060
Seeger divestiture adjustments	57	—			2,466	—
Seeger divestiture non-cash impairment charge	—	5,600			—	5,600
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$24,717	$32,464	(23.9)		$84,955	$121,628	(30.2)

Operating Margin - Industrial Segment (GAAP)	11.7%	13.1%	(140)	bps.	8.6%	12.1%	(350)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	11.8%	14.1%	(230)	bps.	11.0%	13.0%	(200)	bps.

Operating Profit - Aerospace Segment (GAAP)	$8,179	$31,079	(73.7)		$56,788	$122,480	(53.6)
Restructuring/reduction in force charges	8	—			2,251	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$8,187	$31,079	(73.7)		$59,039	$122,480	(51.8)

Operating Margin - Aerospace Segment (GAAP)	10.2%	22.3%	(1,210)	bps.	16.0%	22.2%	(620)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	10.2%	22.3%	(1,210)	bps.	16.7%	22.2%	(550)	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$32,698	$61,256	(46.6)		$123,370	$236,448	(47.8)
Restructuring/reduction in force charges	149	—			18,158	—
Gimatic short-term purchase accounting adjustments	—	(3,313)			—	2,060
Seeger divestiture adjustments	57	—			2,466	—
Seeger divestiture non-cash impairment charge	—	5,600			—	5,600
Operating Income as adjusted (Non-GAAP) (1)	$32,904	$63,543	(48.2)		$143,994	$244,108	(41.0)

Operating Margin (GAAP)	11.3%	16.5%	(520)	bps.	11.0%	15.9%	(490)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.4%	17.2%	(580)	bps.	12.8%	16.4%	(360)	bps.

Diluted Net Income per Share (GAAP)	$0.35	$0.80	(56.3)		$1.24	$3.07	(59.6)
Restructuring/reduction in force charges	0.01	—			0.27	—
Gimatic short-term purchase accounting adjustments	—	(0.05)			—	0.03
Seeger divestiture adjustments	—	—			0.13	—
Seeger divestiture non-cash impairment charge	—	0.11			—	0.11
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.36	$0.86	(58.1)		$1.64	$3.21	(48.9)

Diluted Net Income per Share (GAAP)			Full-Year 2021 Outlook
Restructuring/reduction in force charges			$1.63	to	$1.88
Diluted Net Income per Share as adjusted (Non-GAAP) (1)				0.02
			$1.65	to	$1.90

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2020: 1) adjustments related to the divestiture of the Seeger business, including $2.5M reflected within the Industrial segment's operating profit and $4.2M of tax expense and 2) charges taken in 2020 related to restructuring and workforce reduction actions to be implemented across its businesses, including $18.2M reflected within operating profit ($0.1M in the fourth quarter) and $1.0M reflected within other expense (income), net ($0.5M in the fourth quarter). The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition and the non-cash impairment charge related to the divestiture of the Seeger business from its “as adjusted” financial measurements for 2019. The non-cash impairment charge was recorded pre-tax in 2019 as the tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the restructuring actions in 2020 and the short-term purchase accounting adjustments in 2019 were calculated based on the respective tax jurisdictions and range from approximately 26% to 28%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.